Exhibit 10.13
MURPHY USA INC.

TIME-BASED RESTRICTED STOCK UNITS GRANT AGREEMENT

Time-Based Restricted Stock Unit Award Number:	Name of Awardee:	Number of Restricted Stock Units Subject to this Award:
[[GRANTNUMBER]]	[[FIRSTNAME]] [[LASTNAME]]	[[SHARESGRANTED]]

This Restricted Stock Unit Award (this “Award”) is granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Long-Term Incentive Plan, as amended and restated effective as of February 9, 2017 (the “Plan”), subject to the provisions set forth herein and in the Plan. Capitalized terms not defined herein shall have the meaning set forth in the Plan.
1.The Company hereby grants to the individual named above (the “Awardee”) this Award of Restricted Stock Units each equal in value to one share of the $0.01 par value Common Stock of the Company. This Award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to this Award.
2.Subject to paragraph 3 below, this Award shall vest as follows: 100% on the third anniversary of the Grant Date (the “Vesting Date”), subject to the Awardee’s continued service through the Vesting Date. This Award shall not vest whenever the delivery of Shares hereunder would be a violation of any applicable law, rule or regulation. Upon vesting, such Shares paid, together with any Dividend Shares (as defined below) paid, will be the net Shares earned less the number of Shares which must be withheld to satisfy the tax withholding requirements applicable to such payment of Shares and will be paid as soon as administratively feasible (but in no event more than 30 days following the vesting date).
3.Except as set forth in this paragraph 3 or in paragraph 4, if the Awardee’s employment with the Company is terminated prior to the Vesting Date for any reason other than the Awardee’s (x) Retirement which occurs following the first anniversary of the Grant Date, (y) death or (z) total and permanent disability (as defined in the Company’s Long-Term Disability Plan, “Disability), this Award and the Awardee’s rights hereunder shall immediately be forfeited and cancelled as of the date of the Awardee’s termination of employment (including, for the avoidance of doubt, upon Retirement which occurs on or prior to the first anniversary of the Grant Date). In the event of the Awardee’s termination due to the Awardee’s (A) Retirement which occurs following the first anniversary of the Grant Date, (B) death or (C) Disability, prior to the Vesting Date, this Award will vest in full on the date of such termination and will be paid as soon as administratively feasible (but in no event more than 30 days following the date of termination). Subject to paragraph 4 and the Awardee’s execution and non-revocation of a release of claims in a form provided by the Company, in the event of Awardee’s

Exhibit 10.13
involuntary termination of employment by the Company without Cause, this Award will vest on the date of such termination (and paid as soon as administratively feasible (but in no event more than 30 days following such termination)) in an amount determined by multiplying the total number of Restricted Stock Units granted hereunder by a fraction, the numerator of which is the number of months in the period beginning on the Grant Date and ending on the last day of the month in which such termination occurs, and the denominator of which is 36; provided that, the Awardee has, no later than fifty-five (55) days following the date of his or her termination of employment executed and not revoked a release of claims in a form provided by the Company. For purposes of this Agreement, “Cause” shall mean the Awardee’s: (i) willful failure or refusal to satisfactorily perform Awardee’s duties or obligations in connection with Awardee’s employment; (ii) having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or Awardee’s material breach of Awardee’s employment, services or similar agreement, if any, or any Company policy; (iii) Awardee’s conviction of, or a plea of guilty or nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty; (iv) Awardee’s unlawful use or possession of illegal drugs on the Company’s premises or while performing his or her duties and responsibilities for the Company; or (v) Awardee’s commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any of its Affiliates.
4.If, in connection with a Change in Control, this Award is assumed or continued by the buyer or the successor or surviving entity (or its parent) in such Change in Control, then, in the event of the Awardee’s involuntary termination of employment by the Company without Cause or due to Awardee’s death or Disability, in each case within 24 months following a Change in Control, this Award will fully vest and 100% of the Award will be deemed to be earned and Shares, including any Dividend Shares, will be issued, without restrictions, as soon as administratively feasible (but in no event more than 30 days following the date of such termination). If this Award is not assumed or continued by the buyer or the successor or surviving entity (or its parent) in connection with a Change in Control, then, upon such Change in Control, this Award will fully vest and 100% of the Award will be deemed to be earned and Shares, including any Dividend Shares, will be issued, without restrictions, as soon as administratively feasible (but in no event more than 30 days following the date of such Change in Control).
5.The Awardee’s right to this Award may not be sold, pledged, or otherwise transferred (except as hereinafter provided) and any attempts to sell, pledge, assign or otherwise transfer shall be void and the Awardee’s rights to the Restricted Stock Units shall therefore be forfeited. The Awardee’s right to the Restricted Stock Units shall, however, be transferable by will or pursuant to the laws of descent and distribution or the Awardee may make a written designation of a beneficiary on the form prescribed by the Company, which beneficiary (if any) shall succeed to the Awardee’s rights under this Agreement in the event of the Awardee’s death.

Exhibit 10.13
6.In the event of any relevant changes in the capitalization of the Company subsequent to the Grant Date, the number of Restricted Stock Units herein shall be adjusted to reflect such change in capitalization in accordance with the Plan.
7.The Awardee shall have no voting rights with respect to Shares underlying the Restricted Stock Units or any Dividend Shares, unless and until such Shares with respect to the Restricted Stock Units or Dividend Shares are issued and are reflected as issued and outstanding shares on the Company’s stock ledger.
8.Unless otherwise determined by the Committee, if a dividend or other distribution is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying Restricted Stock Units are distributed to the Awardee, the Awardee shall receive a number of Dividend Equivalents to be paid in a number of whole and fractional Shares (“Dividend Shares”) with a value equal to the amount of the dividends or other distribution that the Awardee would have received had the Shares underlying the Restricted Stock Units been distributed to the Awardee based on the Closing Price of the Common Stock on the record date for such dividend or other distribution. Any such Dividend Equivalents shall vest and be paid to the Awardee at the same time as, and shall be subject to the same vesting and forfeiture provisions as set forth in this Agreement with respect to, the Restricted Stock Units. No Dividend Equivalents will be paid to the Awardee with respect to any canceled or forfeited Restricted Stock Units.
9.Nothing contained in this Agreement shall confer or be deemed to confer upon the Awardee any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate the Awardee’s employment at any time with or without assigning a reason therefore.
10.The Plan and this Agreement are administered by the Committee. The Committee has the full authority to interpret and administer the Plan consistent with the terms and provisions of the plan document.
11.The Award is intended to be exempt from, or to otherwise comply with (to the extent subject thereto), Section 409A of the Code (“Section 409A”) and shall be interpreted and construed in accordance with this intent. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the Award, to the extent necessary or advisable to comply with Section 409A. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Awardee’s termination of service with the Company shall be made to the Awardee until his or her termination of service constitutes a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, if the Board considers Awardee to be a “specified employee” under Section 409A at the time of his or her “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to

Exhibit 10.13
Awardee under this Award a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in Awardee incurring interest or additional tax under Section 409A. The right to a series of installment payments under this Award shall be treated as a right to a series of separate payments and not as a right to a single payment, and with respect to any right to “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Awardee’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or any Affiliate be liable to the Awardee on account of failure of the Awardee to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

Murphy USA Inc.

Attest:
/s/ Gregory L. Smith	/s/ R. Andrew Clyde
Gregory L. Smith	R. Andrew Clyde
Corporate Secretary	President & Chief Executive Officer